UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

NORTH CENTRAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Iowa	0-27672	42-1449849
(State of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

825 Central Avenue
Fort Dodge, Iowa 50501
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 576-7531

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 31, 2008, in connection with its previously announced plans to participate in the Troubled Asset Relief Program Capital Purchase Program (“TARP”) administered by the U.S. Treasury Department (the “Treasury”), North Central Bancshares, Inc. (the “Company”) filed Articles of Amendment (the “Articles of Amendment”) to its Articles of Incorporation with the Iowa Secretary of State.  The Articles of Amendment were filed for the purpose of amending the Company’s Articles of Incorporation to create and fix the preferences, limitations and relative rights of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Designated Preferred Stock”) which the Company intends to issue to the Treasury, and thereby to permit the Company to participate in TARP.

The Articles of Amendment permit the Company to issue up to 10,200 shares of the Designated Preferred Stock.  When issued, each share of Designated Preferred Stock will have a Liquidation Amount (as defined in the Articles of Amendment) per share equal to $1,000 and will pay cumulative dividends at a rate of 5% per year for the first five years after it is issued and thereafter at a rate of 9% per year.  The Designated Preferred Stock will generally have no voting rights.  During the first three years after it is issued, the Company may only redeem the Designated Preferred Stock in certain circumstances enumerated in the Articles of Amendment.  After three years, the Company may, at its option, redeem the Designated Preferred Stock at par value plus accrued and unpaid dividends.

The foregoing description of the Articles of Amendment does not purport to be complete and is qualified in its entirety by the Articles of Amendment which are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

3.1	Articles of Amendment to the Articles of Incorporation establishing Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH CENTRAL BANCSHARES, INC.

Date: January 7, 2009	By:	/s/ David M. Bradley
David M. Bradley
Chairman, President and Chief Executive Officer